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                                                                   Exhibit 1.1


                              CERTIFIED RESOLUTION
                              --------------------

                    KEMPER INVESTORS LIFE INSURANCE COMPANY
                    ---------------------------------------


     The undersigned, Debra P. Rezabek, does hereby certify that she is corporate secretary of Kemper Investors Life Insurance Company, an Illinois corporation, and that attached is a true and correct copy of resolutions unanimously adopted by the board of directors of said corporation at a meeting held in Long Grove, Illinois on September 13, 1977, which resolutions are now in full force and effect.


     Witness my hand and the seal of the company at Long Grove, Illinois this 25th day of February, 1997.





                                               /s/ DEBRA P. REZABEK
                                            ----------------------------
                                                 Corporate Secretary



(SEAL)

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          WHEREAS, California Insurance Code Section 10506 provides that a domestic life insurance company may authorize the establishment and maintenance of one or more separate accounts, and may allocate thereto (a) any amounts which are paid to the Company in connection with a pension, retirement or profit-sharing plan, or program, for one or more persons and
     (b) at the request of a policyholder, contractholder or beneficiary, death payments, proceeds of matured endowments and surrender values, which amounts, payments, proceeds and values are to be, or may be, applied in payment or in making provision for payment of proceeds or benefits under the Company's group or individual policies or contracts of retirement benefits, and other benefits incidental thereto, whether in fixed or variable dollar amounts, or both; and

          WHEREAS, competitive conditions in the marketing of pension, retirement or profit-sharing plans make it both desirable and in the best interest of the Company for the Company to be able to offer separate investment facilities for all or part of such pension, retirement or profit-sharing contributions or amounts paid to the Company, and for all or parts of such payments, proceeds and values, either directly or under agreements reinsuring any such contracts of another insurer, without the customary guarantees by the Company of principal and interest, and with each contract participating in a separate account receiving actual investment results obtained on its share of the separate account; and

          WHEREAS, the Board of Directors of this Company desires to authorize and empower its officers to establish and maintain one or more separate accounts, so that the Company may exercise each and every power and right permitted to it by Section 10506, and other sections relating thereto, of the California Insurance Code;

          NOW, THEREFORE, BE IT RESOLVED, that the Chairman and Secretary of the Company be and they are hereby authorized to establish and maintain one or more separate accounts to which may be allocated (a) amounts paid to the Company under agreements made in connection with pension, retirement or profit-sharing plan and (b) amounts representing death payments, proceeds of matured endowments and surrender values, or amounts received under agreements reinsuring any such contracts of other insurers;
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          BE IT FURTHER RESOLVED, that the Chairman and Secretary of the Company be and they are hereby authorized to exercise every power and right enumerated or implied under Section 10506 of the California Insurance Code, including, without limitation of the foregoing, the power and right to (a) establish different investment policies for different separate accounts,
     (b) make such reasonable rules and regulations as may be necessary or appropriate for the proper administration of such separate accounts in accordance with the applicable laws and regulations governing the establishment of such separate accounts, (c) allocate to such separate account or accounts any additional amounts which such officers deem desirable and which would otherwise be subject to investment in accordance with Article IV (commencing with Section 1190) of Chapter 2, Part 2, Division 1, provided that the aggregate of such additional amounts not exceed the maximum permitted by Section 10506(b), (d) provide for special voting rights and procedures for participants in such separate accounts relating to investment policy, investment advisory services, and selection of a certified public accountant in relation to the administration of the assets in any such separate account, provided that such special voting rights and procedures be established only when deemed necessary by the such officers of the Company, (e) issue appropriate contracts, policies and agreements to the participants in such accounts providing for benefits in fixed or variable dollar amounts, or both, and (f) enter into any other agreements which are appropriate or necessary to the establishment and maintenance of such accounts, and of the business conducted pursuant or ancillary thereto.